OFFICE LEASE AGREEMENT

FULTON COUNTY, GEORGIA

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the last date of execution hereof by the parties as indicated on the signature page hereto (the “Effective Date”), by and between Wolff Atlanta Portfolio, LLC, a Georgia limited liability company, (hereinafter “Landlord), party of the first part and ForgeHouse, Inc., a Nevada corporation (hereinafter “Tenant”), party of the second part. Pursuant to the terms of this Lease, Landlord agrees to lease the Premises (hereinafter defined) to Tenant and Tenant agrees to lease the Premises from Landlord subject to all matters of record and the terms of this Lease. The Lease includes the following exhibits and attachments: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Special Stipulations), and Exhibit D (Building Rules and Regulations).
1. Basic Lease Information

1.01 “Building” shall mean the building located at 4625 Alexander Drive, Alpharetta, Fulton County, GA 30005, commonly known as Brookside Court. “Rentable Square Footage of the Building” is deemed to be 42,995 rentable square feet. “Property” shall mean the Building and the parcel(s) of land on which it is located. “Common Areas” shall mean the portion of the Building and Property that are designated by Landlord for the common use of tenants and others.

1.02 “Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on the first (1st) floor and known as suite(s) 150 / 155. The “Rentable Square Footage of the Premises” is deemed to be 2,760 square feet.

1.03 (a.) “Base Rent”:
Period or Months of Term	Monthly Base Rent	Annual Base Rent
6/1/08 - 5/31/09	$3,622.50*	$43,470.00
6/1/09 - 5/31/10	$3,737.50	$44,850.00
6/1/10 - 5/31/11	$3,852.50	$46,230.00
6/1/11 - 8/31/11	$3,967.50	$11,902.50

*1.03 (b) “ Rent Abatement”. Landlord shall conditionally excuse Tenant’s obligation to pay Base Rental for the first three (3) months of the Term (“Abated Rent”), provided, however, that the Abated Rent shall become due and payable to Landlord in the event of any monetary or other Tenant default under this Lease beyond any applicable notice and cure period. This provision shall not be deemed to excuse payment of any rents or charges due other than the Abated Rent specifically described above.

1.04 “Tenant’s Pro Rata Share”: 6%. Tenant shall pay Tenant’s Pro Rata Share of Taxes and Operating Expenses in accordance Exhibit B of this Lease

1.05 “Base Year” for “Operating Expenses” and taxes: 2008.

1.06 “Term”: A period of thirty-nine (39) months and           0     days. Subject to Section 2, the Term shall commence on June 1, 2008 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on August 31, 2011 (the “Termination Date”). Landlord shall provide rent free possession of the Premises on the Effective Date.

1.07 “Security Deposit”: $3,622.50.

Initial month’s Rent of $3,622.50 is due on the Effective Date.

1.08 “Broker(s)”: Bryant Commercial Real Estate Partners, LLC and Richard Bowers & Co.

1.09 “Permitted Use”: General Office.

1.10 “Notice Addresses”:
Landlord:	Tenant:
WOLFF ATLANTA PORTFOLIO, LLC 8320 East Hartford Drive Suite 101 Scottsdale, AZ 85255 Attention: Jesse Wolff II	ForgeHouse, Inc 4625 Alexander Drive Suite 150 Alpharetta, GA 30005 Attn: Jose Alonso

1.11 “Landlord Work” means the work, if any that Landlord is obligated to perform in the Premises at Landlord’s sole cost, expense and liability, pursuant to the Special Stipulations attached to this Lease as Exhibit C.

2. Adjustment of Commencement Date; Possession.

2.01 If Landlord is required to perform Landlord Work prior to the Commencement Date: (a) the date set forth in Section 1.06 as the Commencement Date shall instead be defined as the “Target Commencement Date”; (b) the actual Commencement Date shall be the date on which the Landlord Work is substantially complete, as reasonably determined jointly by Landlord and Tenant; and (c) the Termination Date will be the last day of the Term as determined based upon the actual Commencement Date. If the Termination Date does not fall on the last day of a calendar month, Landlord and Tenant may elect to adjust the Termination Date to the last day of the calendar month in which Termination Date occurs by the mutual execution of a commencement letter agreement setting forth such adjusted date. Unless caused by Landlord’s gross negligence or willful misconduct, Landlord’s failure to substantially complete the Landlord Work by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages. If Landlord is delayed in the performance of the Landlord Work as a result of the acts or omissions of Tenant, the Tenant Related Parties (defined in Section 12) or their respective contractors or vendors, including, without limitation, changes requested by Tenant to approved plans, Tenant’s failure to comply with any of its obligations under this Lease, or the specification of any materials or equipment with long lead times (a “Tenant Delay”), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay.

2.02 Subject to the Landlord’s obligation to perform and complete Landlord Work in accordance with the terms of this lease, Premises are accepted by Tenant in “as is” condition and configuration, as determined at the time of Lease Execution, without any representations or warranties by Landlord. Landlord shall not be liable for any failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party. In such event, the commencement date for such space shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party.

2.03 Tenant, and its licensees, employees, and customers shall have non-exclusive right to use Common Areas, as constituted from time to time, such use to being common with Landlord, other tenants of the Building and other persons entitled to use the Common Areas subject to all encumbrances and the Building rules and regulations. Provided the Tenant performs all of its obligations hereunder, Tenant shall have and peaceably enjoy the Premises during the Lease Term free of claims by or through Landlord, subject to all the terms and conditions contained in this Lease.

2.04 If Tenant shall enter into possession of all or any part of the Premises prior to the Commencement Date fixed above, all the covenants and conditions of this Lease shall be binding upon the parties hereto in respect of such possession the same as if the first day of the Term had been fixed as the date when Tenant entered such possession, except that unless otherwise indicated in the Special Stipulations, Tenant not shall not be obligated to pay Base Rent during such early occupancy.

3. Rent. Tenant shall pay Landlord, without any setoff or deduction, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums, except as specifically provided elsewhere in this Lease (other than Base Rent) that Tenant is required to pay Landlord under this Lease, including late fees and interest. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first (1st) day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord, provided that the installment of Base Rent and Additional Rent for the first full calendar month of the Term shall be payable upon the Effective Date hereof as provided in Section 5 below. Rent shall be made payable to the entity and sent to the address Landlord designates. Tenant shall pay Landlord an administration fee equal to 10% of the amount of any Rent payments not paid on or before the sixth (6th) day of the month. In addition, past due Rent payments not paid on or before the sixth (6th) day of the month shall accrue interest at 12% per annum. Rent for any partial month during the Term shall be prorated. Tenant shall pay Landlord an administrative fee of $50 if any check submitted by Tenant is returned unpaid for insufficient funds or any other reason. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. In the event Tenant makes a partial payment of past due amounts, the payment shall be applied first to reduce all accrued unpaid late charges and interest, in inverse order of maturity, and then to reduce all other past due amounts, in inverse order of maturity.

4. Compliance with Laws; Use.  The Premises shall be used for the Permitted Use stated in Section 1.09 and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity (“Laws”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Tenant shall comply with the rules and regulations of the Building attached as Exhibit D and such other reasonable rules and regulations adopted by Landlord from time to time. Tenant shall not permit any objectionable or unpleasant orders, smoke, dust, gas, noise, vibrations to emanate from the Premises, nor take any other action that would constitute a nuisance or would disturb or endanger any other tenants of the Building or unreasonably interfere with their use of their respective premises.

Landlord hereby represents and warrants to Tenant that, to the best of Landlord’s knowledge, (a) no portion of the Property, including the Building and the Premises, has been used by Landlord, or by any other person or entity, for the storage or disposal of any Hazardous Substances in violation of any applicable laws or regulations of any federal, state or local governmental agency empowered to regulate Hazardous Materials, (b) no portion of the Property has ever been used as a landfill or dump for the storage or disposal of any Hazardous Substances in violation of any of the aforesaid laws or regulations, (c) there are no underground storage tanks or similar structures now located anywhere on the Property, (d) the entire Property complies in all respects with all applicable laws, and (e) Landlord has not received any notice of any violation of any of the aforesaid laws.

 No Hazardous Substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable laws, rules and regulations. The term "Hazardous Substance" as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory and shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof.

5. Security Deposit and First Month’s Rent. Tenant shall pay the first month’s installment of Base Rent on the Effective Date of this Lease. The Security Deposit shall be delivered to Landlord on the Effective Date and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Section 17) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 24. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby grants the Landlord a security interest in the Security Deposit.

6. Building Services. Landlord shall furnish Tenant with the following services: (a) water service for use in the base building lavatories and all kitchen facilities; (b) customary heat and air conditioning in season during standard Building service hours. Tenant shall have the right to receive HVAC service during hours other than standard service hours by paying Landlord’s then standard charge for additional HVAC service and providing such reasonable prior notice as is specified by Landlord; (c) standard janitor service; (d) Elevator service; and (e) Electricity. Unless caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties (as defined in Section 12), or any interruption, diminishment or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 25.03) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. Standard Building service hours shall be 7:00 a.m. - 6:00 p.m. Monday through Friday, 7:00 a.m. - 1:00 p.m. Saturdays, excepting the following: New Years Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, and Christmas Day.

7. Leasehold Improvements. All permanent or structural improvements in and to in the Premises, including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove any electronic, phone and data cabling and related equipment (collectively, “Cable”) installed by or for the benefit of Tenant and any Landlord Work or Alterations that, in Landlord’s reasonable judgment, are not standard office improvements and are of a nature that would require material removal and repair costs (collectively referred to as “Required Removables”).

8. Repairs and Alterations.

8.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair and shall promptly provide Landlord with notice of any such conditions. Tenant agrees to promptly report to Landlord in writing any maintenance problems involving water, moist conditions, or mold and agrees to not block or inhibit the flow of return or make-up air into the HVAC system serving the Premises and to otherwise conduct all activities in the Premises in a manner that prevents unusual moist conditions or mold growth. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in reasonably good condition and repair, reasonable wear and tear and damage by casualty or condemnation excepted. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after written notice from Landlord (although written notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the actual and reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs. At its sole cost, expense and liability, Landlord shall perform all maintenance and repairs upon the: (a) structural elements of the Building; (b) mechanical, electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building.

8.02 Alterations.  Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefore in writing, which shall not be unreasonably witheld; provided, however, that Tenant shall have the right to make alterations to the Leased Premises without obtaining Landlord’s prior written consent provided that (a) such alterations do not exceed Two Thousand and No/100 Dollars ($2,000.00) in cost in any one instance during the Lease Term; (b) such alterations are non-structural and non-mechanical, non-electrical in nature; (c) such alterations do not require a permit; and (d) Tenant provides Landlord with prior written notice of its intention to make such alterations stating in reasonable detail the nature, extent and estimated cost of such alterations together with the plans and specifications for the same.  As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord's option become a part of the realty and the property of Landlord, and shall not be removed by Tenant.  Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation hereunder to remove any alterations or improvements which have been made by Tenant with the express written consent of Landlord, unless, at the time of granting such consent, Landlord has expressly required the removal of any such proposed alterations or improvements as a condition to granting such consent.  Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building.  No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord's consent to the creation of any lien.  If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing.  Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys' fees in connection with any construction or alteration and any related lien.  Tenant agrees that at Landlord's option, Landlord or affiliate of Landlord, who shall receive a fee as Landlord's construction manager not to exceed five percent (5%), shall provide over site, coordination and approval  of Tenant’s alterations to the Leased Premises.

9. Entry by Landlord. Landlord may enter the Premises at reasonable times to inspect or show the Premises, to clean and make repairs, alterations or additions and to perform or facilitate maintenance, repairs, alterations or additions to any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry. Landlord agrees that, while exercising such right of entry or making such repairs, replacements or improvements, Landlord shall use reasonable efforts to avoid interfering with Tenant’s business or disrupting the same. Provided such entry is done in a reasonable manner and extends only for a reasonable period of time and does not materially or adversely interfere with or affect the business operations of Tenant in the Premises, entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

10. Assignment and Subletting. Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not exercise its recapture rights. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Within 15 Business Days after receipt of executed copies of the transfer documentation and such other information as Landlord may request, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) refuse to consent to the Transfer; or (c) recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, the Lease shall automatically be amended to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. In no event shall any Transfer release or relieve Tenant from any obligation under this Lease. Tenant agrees to pay Landlord, on demand, reasonable costs incurred by Landlord in connection with any request by Tenant for Landlord to approve the assignment of this Lease or the subletting of the Premises by Tenant. Tenant shall pay Landlord as Additional Rent 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord. Any Transfer shall be accomplished using a writing approved by Landlord.

11. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property or Premises in connection with any work purportedly done by or for the benefit of Tenant or its transferees. Tenant shall, within 10 days of notice from Landlord, fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

12. Indemnity and Waiver of Claims. (a) Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (i) acts of God, (ii) acts of third parties, (iii) the bursting or leaking of any tank, water closet, drain or other pipe, unless caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Party; (iv) the inadequacy or failure of any security services, personnel or equipment~~.~~, unless caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Party; or (v) arising out of or involving any Hazardous Substance brought onto the Premises by or for Tenant or by any of Tenant's employees, agents, contractors or invitees, (vi) any matter outside of the reasonable control of Landlord. Subject to Section 14, and except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees. Tenant agrees that all of Tenant’s personal property in the Premises or the Building shall be at the risk of Tenant only and that Landlord, except for Landlord’s gross negligence, shall not be liable for damage to or theft thereof.

(b)  Subject to Section 14, Landlord agrees to protect, indemnify, hold harmless and defend Tenant from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, with respect to any claim of damage or injury to persons or property at the Premises, caused by the gross negligence of Landlord or its authorized agents or employees.

(c)  Notwithstanding anything to the contrary contained herein, nothing shall be interpreted or used to in any way affect, limit, reduce or abrogate any insurance coverage provided by any insurers to either Tenant or Landlord.

13. Insurance. (a) Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance as required by Law and in amounts as may be required by applicable statute and Employers Liability Coverage of at least $1,000,000.00 per occurrence. [Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII.] All Commercial General Liability Insurance policies shall name Landlord (or its successors and assignees), the managing agent for the Building (or any successor), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

(b) Landlord shall, at all times during the Lease Term, procure and maintain “all-risk” property insurance in the amount not less than ninety percent (90%) of the insurable replacement cost covering the Building in which the Premises are located and such other insurance as may be required by a Mortgagee or otherwise desired by Landlord. Such insurance shall have minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) per occurrence, and a general aggregate limit of at least Two Million Dollars ($2,000,000).

14. Subrogation. Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance to include any deductibles, self-insured retention, or the like.

15. Casualty Damage. If the Premises are totally destroyed by storm, fire, lightning, earthquake or other casualty (a “Casualty”) this Lease shall terminate as of the date of such destruction and rental shall be accounted for as between Landlord and Tenant as of that date. If the Premises are damaged but not wholly destroyed by any such casualties, rental shall abate in such proportion as use of the Premises has been destroyed and Landlord shall restore the Premises to substantially the same condition as before damage as speedily as is practicable, whereupon full rental shall recommence.

If this Lease is not terminated, Landlord shall promptly and diligently, restore the Premises. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant's business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenable and unable to be used by Tenant.

16. Condemnation. Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord; provided, however, none of the foregoing shall in any way be construed to preclude or prevent Tenant from seeking, in its own behalf, to defend any such Taking or to procure damages for any and all losses occasioned thereby, provided Tenant’s award, if any, shall not diminish Landlord’s entitlement to the condemnation award.

17. Events of Default. Each of the following occurrences shall be considered to be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 5 days after written notice to Tenant, which notice shall be in satisfaction of, and not in addition to, notice required by Law (“Monetary Default”); or (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, (to include a violation of the Building rules and regulations) if the failure is not cured within 10 days after written notice to Tenant, which notice shall be in satisfaction of, and not in addition to, notice required by Law, provided, however, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant commences to cure within 10 days and Tenant diligently pursues the cure to completion. Landlord shall not be obligated to provide Tenant with any notice of any default if Landlord has previously provided Tenant a notice of default and opportunity to cure on more than two occasions in any twelve month period during the Term and that the third or any subsequent failure during such twelve (12) month period shall constitute an event of default without right to receive notice or cure.

18. Remedies.

18.01 Upon Default, Landlord shall have the right to terminate this Lease or Tenant’s right to possession, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with Law, enter upon and take possession of the Premises. Tenant shall pay Landlord, on demand, all amounts previously due under this Lease and all actual (but not consequential or punitive) damages Landlord may incur by reason of Tenant's breach or default, including all Costs of Reletting(as defined below) and any deficiency that may arise from reletting or the failure to relet the Premises, actual and reasonable attorneys' fees as provided for in this Lease, and all other amount to be paid under this Lease for the remainder of the Term . “Costs of Reletting” shall include all actual and reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, actual and reasonable legal fees, brokerage commissions, the cost of alterations reasonably required to relet the Premises and the value of other concessions or allowances granted to a new tenant. Landlord may collect and receive all rents and other income from the reletting. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any rent. Regardless of a Default or of a termination of this Lease (or of Tenant’s right to possession of the Premises), Tenant will remain liable for payment of all Rent and any other amounts due under this Lease through the remainder of the Term. Landlord's pursuit of any one or more of the remedies provided in this Lease shall not constitute an election of remedies excluding the election of another remedy or other remedies, or a forfeiture or waiver of any rent or other amounts payable under this Lease by Tenant or of any damages or other sums accruing to Landlord by reason of Tenant's violation of any provision of this Lease.

18.02 In lieu of calculating damages under Section 18.01 above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the actual and reasonable cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be non-exclusive, cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity; provided, however, in no event shall consequential or punitive damages be claimed, sought or awarded.

19. Limitation of Liability.

THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN SECTION 22 BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 22 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

20. Landlord’s Default. Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease only if such failure shall continue for a period of thirty (30) days (or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure) after Landlord receives written notice from Tenant specifying the default.  The notice shall give in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligation(s).  If Landlord shall default in the performance of any of its obligations under this Lease (after notice and opportunity to cure as provided herein), Tenant may pursue any remedies available to it under the law and this Lease, except that, in no event, shall Landlord be liable for punitive damages, lost profits, business interruption, speculative, consequential or other such damages.  In recognition that Landlord must receive timely payments of Rent and operate the Building, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent.

21. Holding Over. If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. If Tenant remains in possession of the Premises after the expiration of the Term with Landlord’s acquiescence and without any express written agreement, Tenant shall be a tenant-at-will, subject to removal upon thirty (30) days written notice from Landlord. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.

22. Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). This clause shall be self-operative, but upon request from the holder of a Mortgage (a “Mortgagee”), Tenant shall execute a commercially reasonable subordination agreement. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant shall, without charge, attorn to any successor to Landlord’s interest in the Lease. Tenant shall, within 7 days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord.

23. Brokers; The parties recognize as the broker(s) who procured this Lease the firm(s) specified in Section 1.08 and agree that Landlord shall be solely responsible for the payment of any brokerage commissions to said broker(s), and that Tenant shall have no responsibility therefore unless written provision to the contrary has been made a part of this Lease. If Tenant has dealt with any other person or real estate broker in respect to leasing, subleasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

24. Notice. All demands, approvals, consents or notices shall be in writing and delivered by hand or sent by certified mail with return receipt requested, or sent by hand delivery or nationally recognized overnight delivery service (such as Federal Express) at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25. Surrender of Premises. At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property and any designated Required Removables from the Premises, and quit and surrender the Premises (and all keys to the Premises) to Landlord, broom clean, and in reasonably good order, condition and repair, ordinary wear and tear and loss by Casualty and a Taking and damage which Landlord is obligated to repair hereunder excepted. If Tenant shall fail or refuse to remove all of Tenant’s Property and the Required Removables from the Premises and the Building upon the expiration or termination of this Lease for any cause whatsoever, such Tenant’s Property and Required Removables shall be deemed conclusively to be abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without written notice to Tenant or any other party and without obligation to account for same. In addition, upon the expiration or sooner termination of the Lease (and unless waived in writing by Landlord), Tenant shall remove and dispose of any or all of the wires, cables, and similar installations ("Wires") installed by Tenant within the Premises or anywhere in the Building outside the Premises in full compliance with any applicable laws and, at its sole cost and expense, shall restore the Premises or the Building, as the case may be, to their condition existing prior to the installation of the Wires. Tenant shall pay Landlord on demand any and all actual and reasonable expenses incurred by Landlord in the removal of such Tenant’s Property , Wires, or Required Removables, including, without limitation, the actual and reasonable cost of repairing any damage to the Premises or Building caused by the removal of such property and storage charges (if Landlord elects to store such property).

26. Miscellaneous.

26.01 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees actually incurred. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel.

26.02 Time is of the essence of this Lease. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). Force Majeure shall not include financial difficulties of the party required to perform.

26.03 Landlord shall have the right to transfer and assign, in whole or in part, all of its ownership interest, rights and obligations in the Building, Property or Lease, including the Security Deposit, and upon transfer, Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations and the return of any Security Deposit. This Lease shall only create the relationship of landlord and tenant between Landlord and Tenant. No estate shall pass out of Landlord, and Tenant shall have only an usufruct, not subject to levy and sale and not assignable in whole or in part by Tenant (except as expressly provided herein).

26.04 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease.

26.05 The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.06 Provided Tenant pays the Rent and fully performs all of its covenants and agreements under this Lease, Tenant shall, and may peacefully have, hold and enjoy the Premises, free of claims by or through Landlord, subject to the terms of this Lease, This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.07 This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant. This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located.

26.08 Tenant and Landlord each represents and warrants to the other that each individual executing this Lease on behalf of Tenant or Landlord, as applicable, is authorized to do so on behalf of such party and that such party is not, and the entities or individuals constituting such party or which may own or control such party or which may be owned or controlled by such party are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

[THIS SPACE INTENTIONALLY LEFT BLANK]
Landlord and Tenant have executed this Lease as of the last date of execution by the parties as indicated below (the “Effective Date”).

WITNESS:	LANDLORD:

Wolff Atlanta Portfolio, LLC
a Georgia limited liability company

	By:	Wolff Atlanta Portfolio Manager, LLC.
Signed, sealed and delivered		a Georgia corporation, as Manager
In the presence of:
By:

Name:

Name (print):	Title:

Date:	Date of Execution:

WITNESS:	TENANT:

Signed, sealed and delivered	ForgeHouse, Inc
In the presence of:
By:

Name:

Title:
Name (print):

Date:	Tenant’s Tax ID Number (SSN or FEIN)

Date of Execution:

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

Brookside Court

Brookside Court
4625 Alexander Drive
Alpharetta, GA 30005

OFFICE 20' x 12'
OFFICE 10' x 12'
TOILET
BREAK
TOILET
BREAK
OFFICE 10' x 12'
OFFICE 12' x 16'
RECEPTION 10' x 12'
OFFICE 12' x 14'
OFFICE 12' x 14'
RECEPTION 10' x 12'
OFFICE 12' x 16'

T.I.:
1) Add 2 walls - one in each Reception area
2) Install VCT in Server Closet

Suite 150/155 (2,760 SF)

3) Add (2) 20 Amp circuits in Server Closet
4) Install door to Server Closet
5) Remove water fountains in Suite 155

For more information, please contact:
Dani Swope
Bryant Commercial Real Estate Partners
404.442.2844
dswope@bryantcre.com

BRYANT

EXHIBIT B

OPERATING EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between _Wolff Atlanta Portfolio, LLC_ ("Landlord") and ForgeHouse, Inc. ("Tenant") for space in the Building located at __4625 Alexander Drive, Alpharetta, GA 30005__.

1. “Base Year” shall mean the calendar year shown in Section 1.05.

2. “Property Taxes” shall mean the aggregate amount of all real estate taxes, assessments (whether they be general or special), sewer rents and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord’s gross income or profits, unless the same shall be imposed in lieu of real estate taxes or other ad valorem taxes), which Landlord shall pay or become obligated to pay in connection with the Building, or any part thereof. Property Taxes shall also include all fees and costs, including attorneys’ fees, appraisals and consultants’ fees, incurred by Landlord in seeking to obtain a reassessment, reduction of, or a limit on the increase in, any Property Taxes, regardless of whether any reduction or limitation is obtained. Property Taxes for any calendar year shall be Property Taxes which are due for payment or paid in such year, rather than Property Taxes which are assessed or become a lien during such year. Property Taxes shall include any tax, assessment, levy, imposition or charge imposed upon Landlord and measured by or based in whole or in part upon the Building or the rents or other income from the Building, to the extent that such items would be payable if the Building was the only property of Landlord subject to same and the income received by Landlord from the Building was the only income of Landlord. Property Taxes shall also include any personal property taxes imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances of Landlord used in connection with the Building.

3. “Operating Expenses” shall mean all costs, fees, disbursements and expenses paid or incurred by or on behalf of Landlord in the operation, ownership, maintenance, insurance, management, replacement and repair of the Building (excluding Property Taxes) including without limitation:

(a) Premiums for property, earthquake, casualty, liability, rent interruption or other types of insurance carried by Landlord.

(b) Salaries, wages and other amounts paid or payable for personnel including the Building manager, superintendent, operation and maintenance staff, and other employees of Landlord involved in the maintenance and operation of the Building, including contributions and premiums towards fringe benefits, unemployment, disability and worker’s compensation insurance, pension plan contributions and similar premiums and contributions and the total charges of any independent contractors or property managers engaged in the operation, repair, care, maintenance and cleaning of any portion of the Building.

(c) Landscaping expenses, including without limitation irrigating, trimming, mowing, fertilizing, seeding, and replacing plants.

(d) Heating, ventilating, air conditioning and steam/utilities expenses, including fuel, gas, electricity, water, sewer, telephone, and other services.

(e) Subject to the provisions of Section 4.01(B)(xii) below, the cost of maintaining, operating, repairing and replacing components of equipment or machinery, including without limitation heating, refrigeration, ventilation, electrical, plumbing, mechanical, elevator, escalator, sprinklers, fire/life safety, security and energy management systems, including service contracts, maintenance contracts, supplies and parts.

(f) Other items of repair or maintenance of elements of the Building.

(g) The costs of policing, security and supervision of the Building.

(h) Fair market rental and other costs with respect to the management office for the Building.

(i) The cost of the rental of any machinery or equipment and the cost of supplies used in the maintenance and operation of the Building.

(j) Audit fees and the cost of accounting services incurred in the preparation of statements referred to in this Lease and financial statements, and in the computation of the rents and charges payable by tenants of the Building.

(k) Capital expenditures (i) made primarily to reduce Operating Expenses, or to comply with any laws or other governmental requirements, or (ii) for replacements (as opposed to additions or new improvements) of non-structural items located in the common areas of the property required to keep such areas in good condition; provided, all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over the shorter of (a) their useful lives, (b) the period during which the reasonably estimated savings in Operating Expenses equals the expenditures, or (c) three (3) years.

(l) Legal fees and expenses.

(m) Payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development.

(n) A fee for the administration and management of the Building as reasonably determined by Landlord from time to time.

Notwithstanding anything to the contrary set forth in the Lease, as amended, when calculating Operating Expenses for the Base Year, Operating Expenses shall exclude (a) market-wide labor-rate increases due to extraordinary circumstances including, but not limited to, boycotts and strikes, (b) utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargos or other shortages, and (c) amortization of any capital items including, but not limited to, capital improvements, capital repairs and capital replacements (including such amortized costs where the actual improvement, repair or replacement was made in prior years).

Operating Expenses shall not include costs of alteration of the premises of tenants of the Building, depreciation charges, interest and principal payments on mortgages, ground rental payments, real estate brokerage and leasing commissions, expenses incurred in enforcing obligations of tenants of the Building, salaries and other compensation of executive officers of the managing agent of the Building senior to the Building manager, costs of any special service provided to any one tenant of the Building but not to tenants of the Building generally, and costs of marketing or advertising the Building.

If Tenant uses any services in an amount or for a period in excess of that provided for herein, Landlord also reserves the right to charge Tenant reimbursement for the cost of such added services. Landlord reserves the right to install separate metering devices to determine such excessive periods and/or amounts, at Tenant's sole cost and expense. If there is disagreement as to such additional charge, the opinion of the appropriate local utility company or an independent professional engineering firm shall prevail.

If the Building does not have one hundred percent (100%) occupancy during an entire calendar year, including the Base Year, then the variable cost component of “Property Taxes” and “Operating Expenses” shall be equitably adjusted so that the total amount of Property Taxes and Operating Expenses equals the total amount which would have been paid or incurred by Landlord had the Building been one hundred percent (100%) occupied for the entire calendar year. In no event shall Landlord be entitled to receive from Tenant and any other tenants in the Building an aggregate amount in excess of actual Property Taxes and Operating Expenses as a result of the foregoing provision.

4.01 Base Rent.

(A) During the Lease Term, Tenant shall pay to Landlord as rental for the Premises the Base Rent described in Section 1.07 above, subject to the following annual adjustments (herein called the “Rent Adjustments”):

(B) During each calendar year, the Base Rent payable by Tenant to Landlord, shall be increased by (collectively, the “Tax and Operating Expense Adjustment”): (i) Tenant’s Percentage Share of the dollar increase, if any, in Property Taxes for such year over Property Taxes for the Base Year; and (ii) Tenant’s Percentage Share of the dollar increase, if any, in any category of Operating Expenses paid or incurred by Landlord during such year over the respective category of Operating Expenses paid or incurred by Landlord during the Base Year. A decrease in Property Taxes or any category of Operating Expenses below the Base Year amounts shall not decrease the amount of the Base Rent due hereunder or give rise to a credit in favor of Tenant.

4.02 Adjustment Procedure; Estimates. The Tax and Operating Expense Adjustment specified in Section 4.02(B) shall be determined and paid as follows:

(A) During each calendar year subsequent to the Base Year, Landlord shall give Tenant written notice of its estimate of any increased amounts payable under Special Stipulations, Section 4.02(B) for that calendar year. On or before the first day of each calendar month during the calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts; provided, however, that, not more often than quarterly, Landlord may, by written notice to Tenant, revise its estimate for such year and, provided Landlord has delivered to Tenant a detailed statement in writing of such revised estimate, subsequent payments by Tenant for such year shall be based upon such revised estimate.

(B) Within one hundred twenty (120) days after the close of each calendar year or as soon thereafter as is practicable, Landlord shall deliver to Tenant a statement of that year’s Property Taxes and Operating Expenses, and the actual Tax and Operating Expense Adjustment to be made pursuant to Special Stipulations, Section 4.02(B) for such calendar year, as determined by Landlord (the “Landlord’s Statement”) and such Landlord’s Statement shall be binding upon Tenant, except as provided in Section 4.04 below. If the amount of the actual Tax and Operating Expense Adjustment is more than the estimated payments for such calendar year made by Tenant, Tenant shall pay the deficiency to Landlord upon receipt of Landlord’s Statement. If the amount of the actual Tax and Operating Expense Adjustment is less than the estimated payments for such calendar year made by Tenant, any excess shall be credited against Rent (as hereinafter defined) next payable by Tenant under this Lease or, if the Lease Term has expired, any excess shall be paid to Tenant. No delay in providing the statement described in this subparagraph (B) shall act as a waiver of Landlord’s right to payment under Special Stipulations, Section 4.02(B) above.

(C) If this Lease shall terminate on a day other than the end of a calendar year, the amount of the Tax and Operating Expense Adjustment to be paid pursuant to Special Stipulations, Section 4.02(B) that is applicable to the calendar year in which such termination occurs shall be prorated on the basis of the number of days from January 1 of the calendar year to the termination date bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Special Stipulations, Section 4.03(B) to be performed after such termination.

4.03 Payment. Concurrently with the execution hereof, Tenant shall pay Landlord Base Rent for the first calendar month of the Lease Term. Thereafter the Base Rent described in Special Stipulations, Section 1.07, as adjusted in accordance with Section 4.02, shall be payable in advance on the first day of each calendar month. If the Commencement Date is other than the first day of a calendar month, the prepaid Base Rent for such partial month shall be prorated in the proportion that the number of days this Lease is in effect during such partial month bears to the total number of days in the calendar month. All Rent, and all other amounts payable to Landlord by Tenant pursuant to the provisions of this Lease, shall be paid to Landlord, without notice, demand, abatement, deduction or offset, except as otherwise provided herein, in lawful money of the United States at Landlord’s office in the Building or to such other person or at such other place as Landlord may designate from time to time by written notice given to Tenant At all times that Landlord shall direct Tenant (i) to pay Rent via electronic wire transfer or (ii) to pay Rent to a "lockbox" or other depository whereby checks issued in payment of Rent are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord's authority), then, for any and all purposes under this Lease; (x) Landlord shall not be deemed to have accepted such payment until ten (10) days after the date on which Landlord shall have actually received such funds, and (y) Landlord shall be deemed to have accepted such payment if (and only if) within said ten (10) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant. Nothing contained in the immediately preceding sentence shall be construed to place Tenant in default of Tenant's obligation to pay Rent or subject Tenant to late charges if and for so long as Tenant shall timely pay the Rent required pursuant to this Lease in the manner designated by Landlord.

4.04 Additional Rent. For purposes of this Lease, all amounts payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute Base Rent. Any amounts due Landlord shall sometimes be referred to in this Lease as “Rent”.

  4.05 Additional Taxes. Notwithstanding anything in Special Stipulations, Section 4.01(B) to the contrary, Tenant shall reimburse Landlord upon demand for any and all taxes payable by or imposed upon Landlord upon or with respect to: any fixtures or personal property located in the Premises; any leasehold improvements made in or to the Premises by or for Tenant; the Rent payable hereunder, including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority; the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises (including without limitation any applicable possessory interest taxes); or this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

EXHIBIT C

SPECIAL STIPULATIONS

This Exhibit is attached to and made a part of the Lease dated by and between Wolff Atlanta Portfolio, LLC_ ("Landlord") and ForgeHouse, Inc. ("Tenant") for space in the Building located at 4625 Alexander Drive, Alpharetta, GA 30005.

1. Space is to be delivered to Tenant in As-is condition and Tenant agrees to submit all plans for improvements to the management company according to Section 8.02 of this lease.

EXHIBIT D

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.
Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.
Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.
No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.
Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.
Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right to retain at all times and to use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.
All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.
Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

8.
Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.
Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.
No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property without Landlord’s prior written consent. Tenant shall comply with all Laws pertaining to and governing the use of these materials and Hazardous Substances by Tenant, and shall remain solely liable for the costs of abatement, clean up, and removal.

13.
Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.
Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.
Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.
Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.
Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.
Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.
Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.
Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.
Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.
The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.